Exhibit 10.1

LAZYDAYS HOLDINGS, INC.

4042 Parks Oaks Boulevard

Suite 350

Tampa, Florida 33610

December 11, 2024

Jeff Needles

[Address]

[Address]

Dear Jeff:

This employment agreement (this “Agreement”) contains the terms and conditions of your employment as Chief Financial Officer and Corporate Secretary of Lazydays Holdings, Inc. (the “Company”).

1.	Certain Definitions

The following terms when used in this Agreement have the meanings assigned to them below:

“Cause” means any of the following: (i) your failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from your Disability) as determined by the CEO or Board in their reasonable discretion; (ii) your failure to carry out, or comply with, in any material respect any lawful directive of the CEO or Board; (iii) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities under this Agreement; (v) your commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any successor to the Company); (vi) your material breach of this Agreement or any other agreement with the Company or any of its subsidiaries (including, without limitation, any breach of the restrictive covenants of any such agreement); or (vii) your material breach of any Company policy applicable to you; and which, in the case of clauses (i) and (ii), continues beyond ten days after the Company has provided you with notice of such failure or breach (to the extent that, in the reasonable judgment of the CEO and Board, such failure or breach can be cured by you). Whether or not an event giving rise to “Cause” occurs will be determined by the CEO and Board in its reasonable discretion. Any termination of your employment at a time when Cause exists, such as due to your resignation, will be treated as a termination for Cause, even if initially classified differently.

“Company Group” means the Company and each subsidiary of the Company.

Mr. Jeff Needles

December 11, 2024

“Disability” means your inability to engage in the essential functions of your position by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than six months, as determined by a physician selected by the Company and reasonably acceptable to you or your legal representative.

“Good Reason” means any of the following without your consent: (i) a material diminution in your authority, duties, or responsibilities, provided however that a paid leave of absence pending a Company investigation shall not be considered a material diminution under this provision; or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement.

2.	Position; Reporting; Responsibilities

During your employment, you will serve in the roles of Chief Financial Officer of the Company (“CFO”) and Corporate Secretary of the Company (“Secretary”) and will report directly to the Chief Executive Officer of the Company (the “CEO”). As CFO, you will be responsible for the day-to-day financial and administrative operations of the Company, and will have such duties, responsibilities and authority as are customary for the position of a Chief Financial Officer and Corporate Secretary of a similarly sized publicly traded company, subject to the direction of the CEO and Board of Directors (the “Board”). You agree to diligently and conscientiously devote your full business time, attention, energy, skill, and reasonable best efforts to your services under this Agreement. You will be based at the Company’s corporate headquarters in Tampa, Florida.

3.	Compensation

As compensation for your services during your employment:

(a) During your employment, you will receive a base salary at the rate of $350,000 per annum (“Base Salary”), pro-rated for partial years worked (to be paid in accordance with the Company’s normal payroll practices, as in effect from time to time).

(b) During your employment, you will be offered participation in the Company’s employee benefit plans in accordance with the terms of those plans (subject to your satisfaction of any eligibility and other requirements). If employment begins on a date prior to the date on which company benefits would be provided, reasonable out of pocket costs for health coverage will be reimbursed.

(c) With respect to each calendar year that ends during your employment, commencing with the calendar year ending December 31, 2025, you will be eligible to be awarded an annual cash bonus (the “Annual Bonus”) under the Company’s short term incentive compensation plan as in effect from time to time. Your target Annual Bonus will be fifty percent (50%) of your Base Salary, but with the actual Annual Bonus awarded for any such year to be based on attainment of one or more performance targets and/or key performance objectives established by the Board and/or Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. The typical range of awards has been 50% - 150% of target, however, the Board and/or the Compensation Committee shall determine, each calendar year, the range of payouts of the Annual Bonus based on the achievement of the relevant performance targets and/or key performance objectives, which shall be as low as 0% of your target Annual Bonus and as high as 150% of your target Annual Bonus, provided however that you will be guaranteed a bonus at the 50% threshold level or higher for the 2025 calendar year. Any awarded Annual Bonus will be payable on such date as is determined by the Compensation Committee in its sole discretion, but in no event later than March 30th of the calendar year immediately following the calendar year to which the Annual Bonus relates (the “Applicable Bonus Payment Date”). Notwithstanding the above, no bonus will be payable with respect to any calendar year unless you remain continuously employed with the Company during the period beginning on January 1 of the relevant year (provided that for 2025, you do not need to be employed by the Company until January 6, 2025) and ending on the Applicable Bonus Payment Date for that particular calendar year’s Annual Bonus.

Mr. Jeff Needles

December 11, 2024

(d) Each year you will be eligible to receive annual grants of restricted stock units, stock options or other Award (as defined in the Plan) (as determined by the Board and/or the Compensation Committee) under the Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”) (or a successor equity plan) (each, an “Equity Award”). The annual grant of such an Equity Award will be for a target of 50% of your Base Salary, with (i) 50% of each Equity Award being subject to vesting over a term of three years from the grant date (the “Time-Vesting Equity”), with 1/3 of the Time-Vesting Equity vesting at the end of each year after the grant date and (ii) the other 50% of each Equity Award (the “Performance-Vesting Equity”) being subject to performance thresholds relating to earnings per share over a three year term as determined by the Board and/or the Compensation Committee, with a threshold of 50% of such target and a maximum of two times such target, and with any vesting for the Performance-Vesting Equity to occur only at the conclusion of such three year term if the performance targets have been satisfied as determined by the Board and/or the Compensation Committee. The terms and conditions (including performance targets) and amount of any such grant will be determined in the discretion of the Board and/or the Compensation Committee, and the Company has no obligation to make any such grant or to provide any specific terms for any such grant. Time-vesting equity awards are typically granted in the March/April time-frame of each year and vesting terms begin at issue. Performance-vesting equity is awarded at the same time and is subject to vesting terms associated with performance measures evaluated over specified time periods.

(e) During your employment, the Company will reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(f) The Company will pay you a lump sum relocation payment of $30,000, payable within 30 days of your employment date. If you resign or your employment is terminated for cause before December 31, 2026, you agree to repay the relocation payment within 60 days of your last day of employment.

(g) The Company will provide you with a taxable housing allowance of $2,500 per month for the first six months of 2025.

Mr. Jeff Needles

December 11, 2024

4.	Commencement of Employment; Termination

Your employment with the Company will commence on January 6, 2025. If you do not commence employment on January 6, 2025, then this Agreement shall be null and void ab initio.

Your employment may be terminated by the Company or you at any time and for any reason without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Your employment will terminate upon your death if not terminated earlier.

(ii) Disability. If you incur a Disability, the Company may give you written notice of its intention to terminate your employment. In that event, your employment with the Company will terminate effective on the thirtieth day after the date of such notice; provided that within the thirty day period following the date of such notice, you have not returned to full-time performance of your duties under this Agreement. The Company reserves the right to place you on a paid leave of absence during the notice period.

(iii) Termination for Cause. The Company may terminate your employment for Cause at any point during the Term. Such termination shall be effective on the date the Company provides written notice of termination to you, or such later date specified in such notice.

(iv) Termination without Cause. The Company may terminate your employment without Cause at any point during the Term. Such termination shall be effective on the date the Company provides written notice of termination to you, or such later date specified in such notice.

(v) Resignation for Good Reason. You may resign from your employment with the Company and terminate the Term for Good Reason (which does not include your death or Disability). A termination by you will not constitute termination for Good Reason unless you first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty days after the initial occurrence of such event), and sixty days have passed within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by you. If the Company does not cure the event alleged to constitute Good Reason within such period and such event is in fact Good Reason, then you must resign within 90 days after the expiration of the Company’s cure period in order for such termination to be treated as being for Good Reason.

(vi) Resignation for any reason other than Good Reason. You may resign from your employment with the Company and terminate the Term for any reason other than Good Reason, provided that you provide the Company with 90 days advanced written notice of termination; provided, however, that following its receipt of such notice, the Company may elect to accelerate the date of your termination to an earlier date (including to the date of such notice), and no such action shall entitle you to severance, pay in lieu of notice, compensation or benefits or change the classification of such termination to something other than your resignation without Good Reason.

Mr. Jeff Needles

December 11, 2024

(b) Resignations; No Further Compensation or Benefits. Upon your last day of employment for any reason, you shall be deemed to have immediately resigned from any and all officer, director and other positions you then hold with the Company Group or any of its affiliates (and this Agreement shall constitute notice of resignation by you without any further action by you), and you agree to execute and deliver such further instruments as are requested by the Company in furtherance of the above. Except as expressly provided in Section 5, all rights you may have to compensation and employee benefits from the Company, its subsidiaries, or its or their respective affiliates shall terminate immediately upon the last day of your employment.

5.	Company Obligations Upon Termination of Employment

(a) In General. Upon a termination of your employment for any reason, you (or your estate, as applicable) will be entitled to receive: (i) any Base Salary that is earned through, but unpaid as of, the last day of employment (to be paid in accordance with Company policy), (ii) any unreimbursed business expenses incurred prior to the last day of employment in accordance with Company policy and owed to you under Section 3(e), and (iii) any earned vested benefits under any employee benefit plans under Section 3(b) in which you were a participant immediately prior to the last day of employment, which amounts will be payable in accordance with the terms and conditions of such benefit plans and Company policy. Except as otherwise set forth in Section 5(b) below and any coverage continuation rights required by applicable law, the payments and benefits described in this Section 5(a) will be the only payments and benefits payable in the event of your termination of employment for any reason (collectively, clauses (i) through (iii) are the “Accrued Benefits”).

(b) Severance Payment.

(i) In the event of: (A) your termination of employment by the Company without Cause (and not due to death or Disability), or (B) your resignation for Good Reason, then, in addition to the Accrued Benefits, the Company will pay to you, subject to Section 5(b)(ii), as severance an amount equal to 12 months of your Base Salary (“Severance Payment”), to be paid in installments in accordance with the Company’s applicable payroll policies, provided that the Release (as defined below) becomes effective and irrevocable. Additionally, in the event of your termination of employment by the Company without Cause or by you for Good Reason, for purposes of the vesting of your outstanding equity awards, your service will be deemed to have ended 18 months after the last day of your employment. In addition, if you elect continuation of coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse you for 12 months the portion of the COBRA premium payment in an amount equal to the difference between the amount the Company paid as a monthly premium for participation in such plan immediately prior to your termination without cause of termination for good reason.

Mr. Jeff Needles

December 11, 2024

(ii) The Severance Payment described in Section 5(b)(i) is in lieu of notice and any other severance payments or benefits to which you might otherwise be entitled. Regardless of anything to the contrary in this Agreement, (A) no portion of the Severance Payment will be paid or provided unless you timely execute a separation agreement (the “Release”) that includes a general waiver and release of claims and covenant not to sue in the form provided by the Company (which shall be either 21 days or 45 days after such Release is provided to you, with the Release to be provided by the Company to you within ten business days after the date of termination), and you do not revoke the Release after you have executed it, and (B) if you violate any covenant contained in Section 6, the Company’s obligation to pay any remaining Severance Payment immediately will cease as of the date of first violation, and you shall be required to promptly return any Severance Payment to the Company that was previously paid under Section 5(b)(i).

(c) The provisions of this Section supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company or any member of the Company Group.

6.	Restrictive Covenants

(a) You agree that, during your employment and the 12 months immediately following the end of your employment (the “Restricted Period”), you will not, whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than during your employment with the Company on behalf of the Company Group, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit your name to be used by, act as a consultant, employee or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business relating to RV dealerships: (x) on your last day of employment or (y) within twelve months before your last day of employment, in each case, in the geographic locations where the Company Group engages or proposes to engage in such business (collectively, a “Competitive Business”). It is acknowledged and agreed that companies whose principal business is auto insurance or auto financing; vehicle maintenance or repair; auto parts; non-mobility-related franchising; automotive retailing; or auto manufacturing will not be deemed to compete with the business of the Company Group.

(b) You agree that, during your employment and the Restricted Period, you will not, directly or indirectly, either for yourself or on behalf of any other person or entity (i) solicit any person, consultant, or independent contractor who was employed by or performed work for the Company Group at any time during the twelve month period immediately prior to the end of your employment or who thereafter becomes employed by or performs work for the Company Group (each, a “Company Employee”), or (ii) participate in any way in a decision to hire a Company Employee. For purposes of this Agreement, the term “Solicit” means to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other Person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company Group and/or to perform services for you or for any other Person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.

Mr. Jeff Needles

December 11, 2024

(c) You agree that, during your employment and the Restricted Period, you will not, directly or indirectly, either for yourself or on behalf of any other person or entity, (i) call upon, accept business from, or solicit the business of anyone who is or who had been at any time during the twelve month period immediately prior to the end of your employment, a customer, supplier or vendor of the Company Group or a prospective customer, supplier or vendor that the Company Group was actively engaged in discussions with or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the Company’s business relationship with any of the Company’s customers, suppliers or vendors. You further agree that if any such customer, supplier or vendor contacts you during your employment or the Restricted Period in respect of doing business with you, you will advise such customer, supplier or vendor of the restrictions on your ability to do business with such customer, supplier or vendor contained in this Agreement.

(d) You will not at any time, directly or indirectly, use or purport to authorize anyone to use any name, mark, logo, trade dress or identifying words or images which are the same as or similar to those used at any time by the Company Group in connection with any product or service.

(e) Except as you reasonably and in good faith determine to be required in the faithful performance of your duties under this Agreement while employed by the Company or in accordance with Sections 6(g), (m) or (n), you will, during your employment and at all times after the end of your employment, maintain in confidence and will not directly or indirectly, use, disseminate, disclose or publish, or use for your benefit or the benefit of any other person or entity, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s members, operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (collectively, “Proprietary Information”), or deliver to any other person or entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Your obligation to maintain and not use, disseminate, disclose or publish, or use for your benefit or the benefit of any other person or entity, any Proprietary Information after the end of your employment will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of your direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties to this Agreement stipulate and agree that as between them, the Proprietary Information identified in this Agreement is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group).

(f) Upon termination of your employment with the Company for any reason or upon earlier request by the Company, you will promptly deliver to the Company: (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are, or include, Proprietary Information, including all physical and digital copies of the same, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in your possession, custody or control.

(g) You may respond to a lawful and valid subpoena or other legal process but must give the Company the earliest possible notice of such subpoena or other legal process, and must, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and must assist such counsel in resisting or otherwise responding to such process.

Mr. Jeff Needles

December 11, 2024

(h) You agree not to disparage any member of the Company Group, any of their respective products or practices, or any of their respective managers, officers, agents, representatives, members or affiliates, either orally or in writing, at any time; provided that you may confer in confidence with your legal representatives and make truthful statements as required by law.

(i) During and after your employment, you agree to cooperate with the Company Group (and its counsel) in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which you have knowledge or that may relate to you or your employment or service with any member of the Company Group (or the termination thereof). Your obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into your possession. The Company shall promptly reimburse you for the reasonable pre-approved (in writing) out-of-pocket expenses incurred by you at the Company Group’s request in connection with such cooperation. For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse you for any attorneys’ fees or related costs you may incur absent prior written approval by the Company.

(j) Prior to accepting other employment or any other service relationship during the Restricted Period, you must provide a copy of this Section 6 to any recruiter who assists you in obtaining other employment or any other service relationship and to any employer or other person in the Company’s industry with which you discuss potential employment or any other service relationship.

(k) In the event the terms of this Section 6 will be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by you of the provisions of this Section 6 will toll the running of any time periods set forth in this Section 6 (to the extent not perpetual) for the duration of any such breach or violation.

Mr. Jeff Needles

December 11, 2024

(l) You acknowledge and agree that the members of the Company Group and their respective affiliates will have no adequate remedy at law and will be irreparably harmed if you breach or threaten to breach any of the provisions of this Section 6. You agree that the members of the Company Group and their respective affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any provision of this Section 6, and to specific performance of each of the terms of Section 6, in each case, in addition to any other legal or equitable remedies that any of them may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the provisions of this Section 6. You further agree that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim you may have against, any member of the Company Group or any of their respective affiliates will not be a defense to enforcement of any provision of this Section 6 and (ii) the circumstances of your termination of employment with the Company will have no impact on your obligations to comply with any of the provisions of this Section 6. The provisions of this Section 6 are intended for the benefit of the Company and each of its affiliates and the other members of the Company Group. Each affiliate of the Company and each other member of the Company Group is an intended third party beneficiary of the provisions of this Section 6, and each affiliate of the Company and each other member of the Company Group, as well as any successor or assign of the Company or such affiliate or member of the Company Group, may enforce the provisions of this Section 6. You further agree that the provisions of this Section 6 are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information, non-disparagement, or other similar covenants in favor of the Company or any of its affiliates or other member of the Company Group by which you may be bound, and any such non-competition, non-solicitation, protection of confidential information, non-disparagement or intellectual property, or other similar covenants shall not supersede, or be superseded by, any of the provisions of this Section 6.

(m) You understand that nothing contained in this Agreement or otherwise limits your ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company. You may not, however, waive the Company’s attorney-client privilege.

(n) You and the Company acknowledge that pursuant to 18 U.S.C § 1833(b)(1), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You and the Company further acknowledge that, pursuant to 18 U.S.C § 1833(b)(2) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret, except pursuant to court order.

(o) You acknowledge the Company’s Insider Trading Policy and Stock Ownership and Holding Requirements and agree to comply with such policy and requirements as in effect from time to time.

Mr. Jeff Needles

December 11, 2024

7.	Miscellaneous

(a) Representations. You represent that you are entering into this Agreement voluntarily and that your service under this Agreement and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, and that in performing your services under this Agreement, you will not use any confidential or proprietary information that you may have obtained in connection with your employment or engagement with any other Person. You further represent that no agreement or court order to which you are a party, bound or subject will limit or restrict in any respect the performance of your duties or responsibilities to the Company Group.

(b) Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applied without reference to principles of conflicts of law. Both you and the Company agree to appear before and submit exclusively to the jurisdiction of the appropriate state court sitting in Hillsborough County, Florida or the United States District Court for the Middle District of Florida (Tampa Division) with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, your employment or service with any member of the Company Group or the termination of such employment or service. Both you and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction. THE COMPANY AND YOU WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF YOUR EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION OF YOUR EMPLOYMENT OR SERVICE WITH ANY MEMBER OF THE COMPANY GROUP, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT OF THIS AGREEMENT (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

(c) Taxes; Code Section 409A: All amounts payable under this Agreement shall be reduced by all applicable payroll deductions and withholding taxes. This Agreement is intended to be exempt from (and if not exempt from, then compliant with) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted consistent with such intention, but without increasing the cost under this Agreement to the Company. All reimbursements under this Agreement shall be paid in accordance with Company policy, but in no event later than the last day of the calendar year immediately following the calendar year in which the applicable expense was incurred. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit, and the amount available for reimbursement or in-kind benefits in one calendar year shall not impact the amount available for reimbursement or in-kind benefits in any other calendar year. Solely to the extent required by Code Section 409A, if you are a “specified employee” (within the meaning of Code Section 409A) at the time of your termination of employment with the Company, then any portion of the Severance Payment that does not qualify as “separation pay” under Treas. Reg. §1.409A-1(m) that otherwise would have been paid within six months after the date of your “separation from service” (within the meaning of Code Section 409A) instead shall be withheld and paid in a lump sum payment (without interest) on the first day of the seventh month following your “separation from service” (within the meaning of Code Section 409A) or if earlier, within 10 days after the date of your death (but not earlier than such payments would have been made absent your death), with all remaining payments to be made in the same manner as if no such delay had occurred. To the extent required by Code Section 409A, the Severance Payment (and any other amounts payable under this Agreement as the result of your termination of employment) shall not commence or be payable unless and until your qualifying termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). Each payment in a series of payments under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any member of the Company Group have any liability to you or any other Person for any interest, taxes or penalties, including any under Code Section 409A.

Mr. Jeff Needles

December 11, 2024

(d) Amendment; Waiver. No provision of this Agreement may be amended or waived otherwise than by a written agreement executed by the parties or their respective successors and legal representatives that specifies the provision of this Agreement being amended or waived. The waiver by either party of any right under this Agreement or of any breach by the other party will not be deemed a waiver of any other right under this Agreement or of any other breach by the other party. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

(e) Notices. All notices and other communications hereunder shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by delivery by reputable overnight courier, fees prepaid, addressed as follows:

To the Company:	At its headquarters, addressed to the Board.
To you:	At your residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered) or (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid). If you provide an email notice, it must be sent to the CEO and all members of the Board, and any email notice provided by the Company shall be sent to your work email (unless you specify a different email address to the Company).

(f) Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will be affected.

(g) Counterparts; Entire Agreement. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together will constitute one and the same document. This Agreement contains the entire agreement concerning its subject matter and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective affiliates relating to such subject matter.

Mr. Jeff Needles

December 11, 2024

(h) Assignment. The Company may assign its rights and/or delegate its obligations under this Agreement to any of its Subsidiaries or to any purchaser or other successor of the Company or any of its Subsidiaries, and in connection with any such delegation of its obligations under this Agreement (but only so long as such assignee or delegate has consented in writing to be bound by the obligations under this Agreement) shall be released from such obligations under this Agreement. This Agreement may not be assigned by you. This Agreement shall bind and inure to the benefit of and be enforceable by you, the Company and you’re and the Company’s respective successors and permitted assigns.

(i) Captions. The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.

(j) Survivorship. The provisions of Sections 1, 5, 6, and 7 shall survive the termination of your employment with the Company and the termination of this Agreement, in each case, in accordance with their respective terms.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each as of the date first above written.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

Jeff Needles

/s/ Jeff Needles
Jeff Needles
Dated: 12/11/24

[Signature Page to Employment Agreement]